Exhibit 99.1

October 22, 2020

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED DECLARES QUARTERLY CASH DIVIDENDS ON ITS COMMON AND PREFERRED STOCKS

COLUMBUS, Ohio - Huntington Bancshares Incorporated (www.huntington.com) announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.15 per common share, unchanged from the prior quarter. The common stock cash dividend is payable January 4, 2021, to shareholders of record on December 18, 2020.

In addition, the Board declared quarterly cash dividends on its six series of preferred stock. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $7.34219718 per share (equivalent to $0.1835549 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). The Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.70% Series E Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AL8) of $1,425.00 per share (equivalent to $14.25 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share). Finally, the Board declared a quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,915.97 per share (equivalent to $19.1597 per depositary share). All six preferred stock cash dividends are payable January 15, 2021, to their respective shareholders of record on January 1, 2021.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $120 billion of assets and a network of 839 full-service branches, including 11 Private Client Group offices, and 1,330 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

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